Exhibit A Series of the Trust

As amended September 18, 2020

The following Funds are covered under this agreement:

BioShares ETF
Strategy Shares Nasdaq 7HANDL™ Index ETF
Strategy Shares Nasdaq 5HANDL™ Index ETF
Strategy Shares Drawbridge Dynamic Allocation ETF
Strategy Shares Newfound/ReSolve Robust Momentum ETF
Strategy Shares Gold-Hedged Bond ETF

Strategy Shares

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

MFund Services LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President